EXHIBIT 99.1


                CYBER DEFENSE SYSTEMS REPORTS FISCAL 2005 RESULTS

ST. PETERSBURG, FL -- (MARKET WIRE) -- 04/05/06 -- Cyber Defense Systems, Inc. (OTC BB: CYDF), a designer and developer of next-generation unmanned aerial vehicles (UAV's), today announced preliminary results of operations for its fiscal year ended December 31, 2005.

Cyber Defense Systems, Inc. (the "Company") recorded a loss of approximately $17,100,000 for its fiscal year ended December 31, 2005, of which approximately $12,300,000 represents non-cash charges. These non-cash charges comprise approximately $4,600,000 of impaired goodwill from the acquisition of the remaining interest in Cyber Aerospace; approximately $1,500,000 of amortization of loan discount treated as interest expense, and approximately $6,200,000 as calculated pursuant to certain accounting pronouncements pertaining to the revaluation of embedded derivatives (warrants to purchase common stock of the Company and a beneficial conversion feature allowing for a 40% discount to market upon conversion of debt owed by the Company) granted to a major financing source of the Company in conjunction with the sale of $4,000,000 of convertible notes. The total liability for embedded derivatives at December 31, 2005 was approximately $10,100,000.

Current SEC guidance and Emerging Issues Task Force Abstract No. 00-19 require that the warrants and beneficial conversion feature of the $4 million in convertible notes be accounted for as derivatives. The derivative liability will be measured each quarter, and the related gain or loss will be reflected in the statements of operations of the Company.

The Company has raised more than $10 million in private funds since inception from both insiders and private investors. Issuing convertible debt with embedded derivatives, such as warrants and discounted conversion rights, results in the non-cash items that are the major portion of the loss. The funds raised through these financings have put the Company in a position to move from development stage to a fully operational revenue-driven company.

The Company has invested heavily in the development of its three niche products. The on-going acceptance and expanding use of the CyberBug has started producing revenue and further business opportunities for the Company. The continued development of the CyberScout and recent expansion of the Company's engineering capabilities, both internal and through outsourcing, are expected to result in additional R&D service opportunities. The anchor product for the Company, the Airships, are manufactured by our wholly owned subsidiary, Techsphere, which currently has the SA-90 Airship in production under contract with a Customer and has started the initial production of the SA-60A Airship. The SA-60A Airship is specifically designed for advertising in the low altitude arena similar to the blimps seen at sporting and other events and the Company is currently in discussions with five (5) potential customers regarding annual leasing arrangements for such Airships.

"Recent changes in reporting requirements have made disclosure of the different funding mechanisms more difficult than in the past. Our losses are primarily of a non-cash nature, and the day-to-day operations and future for our Company look promising," said Billy Robinson, CEO.

About Cyber Defense Systems

Cyber Defense Systems, Inc. is designing and building a new generation of UAVs. Cyber Defense is currently marketing Airships and CyberBug(TM) UAVs to various branches of the U.S. government and U.S. allies as multi-use platform vehicles capable of deployment in surveillance and communication operations. Cyber Defense Systems, Inc.http://www.cduav.com (OTC BB: CYDF).
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About Techsphere Systems International

Techsphere Systems International, Inc., a wholly owned subsidiary of Cyber Defense located in Atlanta and Columbus, GA, is the manufacturer of our low, mid and high-altitude Airships. Together with their teaming companies, Techsphere will design and build unique Airship platforms for use in many areas including surveillance, the military and wireless communications. The current spherical Airship design holds the world altitude record at over 20,000 feet. http://www.techsphere.us.

Forward-Looking Statements

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations, and
(iii) the Company's growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control and those actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Contacts:
Cyber Defense Systems, Inc.Techsphere Systems International, Inc.Billy Robinson 727-577-0878
billy@cduav.com

Osprey Partners
Mike Mulshine
732-292-0982
osprey57@optonline.net